EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Dollar Financial Corp.
We hereby consent to the incorporation by reference in the registration statement on Form S-3 of Dollar Financial Corp. of our report dated September 30, 2006, with respect to the combined balance sheet of 769515 Alberta Ltd., 360788 B.C. Ltd., 1008485 Alberta Ltd., 0729648 B.C. Ltd. and 632758 Alberta Ltd., including its wholly-owned subsidiary 1204594 Alberta Ltd., (collectively, the “Franchuk Group of Money Mart Companies”) as of August 31, 2006 and the related combined statements of operations and retained earnings (deficit) and cash flows for the year then ended, which report appears in the Form 8-K/A of Dollar Financial Corp. dated January 16, 2007 and to the reference to our firm under the heading “Experts” in the registration statement.
Kamloops, Canada
September 19, 2007